EXHIBIT 99.9

Contact: Timothy P. Walbridge

President & CEO

Telephone: (909) 798-3611

FAX: (909) 798-1872

e-mail: twalbridge@1stcent.com

PRESS RELEASE	FOR IMMEDIATE RELEASE

1st CENTENNIAL BANCORP ANNOUNCES RECORD SECOND QUARTER EARNINGS

www.1stcent.com

Redlands, California—July 21, 2004- 1st Centennial Bancorp (OTCBB: FCEN). Parent company of 1st Centennial Bank, today announced second quarter operating results. The Company reported earnings for the quarter ending June 30, 2004 of $570,000, compared to earnings of $472,000 for the second quarter 2003, representing a 21%, or $98,000 increase. Basic earnings per share were 30 cents for the current quarter compared to 27 cents for the same period last year. Total assets reached a record high of $333 million at June 30, 2004, up from $234 million at June 30, 2003. The $99 million increase in assets is primarily the result of strong Construction Loan and Commercial Loan growth in the region.

Total net loans increased $96 million, or 59% from $163 million to $259 million from June 2003 to June 2004. Deposits, at $283 million, represent an increase of $82 million, or 41% from $201 million for the same period last year. The growth in assets, loans, and deposits was due to the continued successful deployment of our business development efforts in and around the marketplaces we serve. The increase in earnings was in line with management’s expectations, and is due to strong loan demand in the market sectors we serve, as well as the Bank’s ability to capitalize on certain non-interest income sources.

Timothy P. Walbridge, President and Chief Executive Officer, stated, “We are proud to report strong earnings for the quarter which is a direct result of management’s financial strategy of quality loan and deposit growth, along with capitalizing on the benefits of enhanced ancillary banking products and services.”

Patrick J. Meyer, Chairman of the Board added, “We are fortunate to have a strong shareholder and customer base that continues to show their confidence in us. We look forward to expanding into Los Angeles County with the soon-to-be opened Irwindale Office, while at the same time enhancing our presence in San Bernardino, Riverside, Orange, and San Diego Counties.”

This release contains forward-looking statements that reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

Additional information is available on the Internet at www.1stcent.com or by contacting Beth Sanders, Executive Vice President and Chief Financial Officer at bsanders@1stcent.com.

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Condition (Unaudited)

	June 30, 2004	June 30, 2003
	(In thousands, except per share data)
Assets:
Cash and due from banks	13,415	12,024
Federal funds sold	11,800	9,995

Total cash and cash equivalents	25,215	22,019
Interest-bearing deposits in financial institutions	4,748	5,071
Investment securities, available for sale	27,982	28,668
Federal home loan bank stock, at cost	876	360
Loans, net of deferred fees and cost	261,748	165,116
Allowance for loan losses	(2,871)	(1,799)

Net loans	258,877	163,317
Accrued interest receivable	789	793
Premises and equipment, net	2,499	2,708
Goodwill	4,180	4,180
Cash surrender value of life insurance	6,356	6,069
Other assets	1,771	1,318

Total Assets	$333,293	$234,503

Liabilities and Shareholders’ Equity:
Noninterest-bearing deposits	83,698	63,221
Interest-bearing and money market accounts	96,869	52,660
Savings	30,377	17,738
Time deposits $100,000 or greater	38,558	38,406
Other time deposits	33,854	29,209

Total deposits	283,356	201,234

Accrued interest payable	118	226
Federal funds purchased	—	—
Borrowings from federal home loan bank	9,500	2,500
Subordinated notes payable to subsidiary trusts	13,151	6,006
Other Liabilities	1,604	1,266

Total Liabilities	307,729	211,232

Shareholders’ Equity:
Common stock, no par value; authorized 10,000,000 shares, issued and outstanding 1,897,187 and 1,875,713 shares at June 30, 2004 and 2003 respectively	20,711	20,431
Retained earnings	4,838	2,545
Accumulated other comprehensive income	15	295

Total Shareholders’ Equity	25,564	23,271

Total Liabilities and Shareholders’ Equity	$333,293	$234,503

1st Centennial Bancorp and Subsidiaries

Consolidated Statements Of Earnings (Unaudited)

	3 Months Ended June 30,		6 Months Ended June 30
	2004	2003	2004	2003
Interest income:
Interest and fees on loans	5,093	3,719	9,668	7,237
Deposits in financial institutions	51	57	103	114
Federal funds sold	23	32	27	36
Investments	260	293	605	576

Total interest income	5,427	4,101	10,403	7,963

Interest expense:
Interest bearing demand and savings deposits	236	134	360	270
Time deposits $100,000 or greater	181	221	362	454
Other time deposits	163	91	284	194
Interest expense on borrowed funds	182	94	352	184

Total interest expense	762	540	1,358	1,102

Net interest income	4,665	3,561	9,045	6,861
Provision for loan losses	440	120	868	210

Net interest income after provision for loan losses	4,225	3,441	8,177	6,651

Noninterest income:
Customer service fees	287	316	567	631
Gains and commissions from sale of loans	155	230	498	327
Other income	176	252	393	456

Total noninterest income	618	798	1,458	1,414

Noninterest expense:
Salaries and employee benefits	2,363	1,959	4,772	3,794
Net occupancy expense	358	403	715	776
Other operating expense	1,235	1,171	2,370	2,061

Total noninterest expense	3,956	3,533	7,857	6,631

Income before provision for income taxes	887	706	1,778	1,434
Provision for income taxes	317	234	626	493

Net income	$570	$472	1,152	941

Earnings per share:
Basic	0.30	0.27	0.61	0.56

Diluted	0.28	0.26	0.56	0.53